Exhibit 10.W

A.P. PHARMA, INC.

AMENDMENT NO. 1 TO MANAGEMENT RETENTION AGREEMENT

This Amendment No. 1 (this “Amendment”) to the Management Retention Agreement dated as of November 8, 2007 (the “Agreement”) between A.P. Pharma, Inc., a Delaware corporation (the “Company”), and Dr. John Barr (the “Employee”) is entered into as of December 23, 2008.

WHEREAS, the Company and the Employee have agreed to amend the Agreement to clarify certain existing provisions in light of final regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, the parties agree as follows:

1. Section 4 of the Agreement is hereby amended and restated as follows:

“(a) Parachute Payments. In the event that the severance and other benefits provided for in this Agreement to the Employee: (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee’s severance benefits under Sections 2(a) and 2(b) shall be payable either:

(i) in full; or

(ii) as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Employee on an after-tax basis, of the greatest amount of severance benefits under Section 2(a) and 2(b), notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any determination required under this Section 4 shall be made in writing by independent public accountants selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4. Any reduction in severance benefits required by this Section 4 shall occur in a manner necessary to provide the service provider with the greatest economic benefit. If more than one manner of reduction of severance benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit to the service provider, the payments and benefits shall be reduced pro rata.”

(b) Release Prior to Receipt of Benefits. Prior to the receipt of any benefits under this Agreement, Employee shall execute, and allow to become effective, a release of claims agreement (the “Release”) not later than fifty (50) days following Employee’s employment termination in the form provided by the Company. Such Release shall specifically relate to all of Employee’s rights and claims in existence at the time of such execution and shall confirm Employee’s obligations under the Company’s standard form of proprietary information agreement. In no event will severance benefits be provided to Employee until the Release becomes effective. In the event severance payments are delayed because of the effective date of the Release, the Company will pay Employee the severance payments, that Employee would otherwise have received under Section 2(a) on or prior to the effective date of the Release, on the first regular payroll pay day following the effective date of the release, with the balance of the payments being paid as originally scheduled.”

2. Section 5 of the Agreement is hereby amended and restated as follows:

“5. Section 409A. All severance payments to be made upon a termination of employment under this Agreement may be made only upon a “separation of service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder. Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s separation from service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation from service” with the Company or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 5 shall be paid in a lump sum to Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. This paragraph is intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code and any ambiguities herein will be interpreted to so comply. Employee and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A of the Code. Notwithstanding anything to the contrary contained herein, to the extent that any amendment to this Agreement with respect to the payment of any severance payments or benefits would constitute under Code Section 409A a delay in a payment or a change in the form of payment, then such amendment must be done in a manner that complies with Code Section 409A(a)(4)(C).

3. Capitalized terms not defined herein have the meanings set forth in the Agreement. Except as set forth herein, the terms of the Agreement remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Employee have executed this Amendment as of the date first above written.

“COMPANY”		“EMPLOYEE”

A.P. PHARMA, INC.		DR. JOHN BARR

By:	/s/ Gregory Turnbull	By:	/s/ John Barr
Name:	Gregory Turnbull
Title:	CFO

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